Exhibit 99.1
Clearwater Paper Reports Fourth Quarter and Year End 2021 Results
SPOKANE, Wash.--(BUSINESS WIRE)-- February 15, 2022 -- Clearwater Paper Corporation (NYSE:CLW), a premier supplier of quality consumer tissue and bleached paperboard today reported financial results for the fourth quarter and year ended December 31, 2021.
2021 FOURTH QUARTER HIGHLIGHTS
•Delivered solid performance due to continued strength in the paperboard business
•Managed through increased COVID related absences, supply chain disruptions and weather impacts
•Achieved net income of $10 million, or $0.56 per diluted share and Adjusted EBITDA of $56 million
•Net sales of $490 million, up 8% compared to the fourth quarter of 2020
•Net debt reduction of $37 million
2021 FULL YEAR HIGHLIGHTS
•Delivered strong performance due to robust demand for paperboard products and solid operational execution
•Net loss of $28 million, which includes an after-tax loss of $38 million associated with the closure of Neenah, Wisconsin tissue facility
•Adjusted EBITDA of $175 million
•Net sales of $1.8 billion
•Net debt reduction of $69 million

“Our performance was at the high end of our expectations with strong paperboard sales and greater stability in tissue demand,” said Arsen Kitch, president and chief executive officer. “Our paperboard business reported strong Adjusted EBITDA with increased pricing and sales volume. Tissue demand stabilized, and we are implementing previously announced price increases. Our continued focus on operating efficiencies, combined with higher pricing, is helping offset some of the significant cost inflation that we are experiencing in both of our businesses.”
OVERALL RESULTS
For the fourth quarter of 2021, Clearwater Paper reported net sales of $490 million, an 8% increase compared to net sales of $453 million reported in the fourth quarter of 2020. Net income for the fourth quarter of 2021 was $10 million, or $0.56 per diluted share, compared to net income in the fourth quarter of 2020 of $23 million, or $1.34 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income in the fourth quarter of 2021 of $14 million, or $0.82 per diluted share, compared to fourth quarter 2020 adjusted net income of $25 million, or $1.45 per diluted share. Adjusted EBITDA for the quarter was $56 million compared to the fourth quarter of 2020 Adjusted EBITDA of $72 million.
For the full year 2021, Clearwater Paper reported net sales of $1.8 billion, a 5% decrease compared to net sales of $1.9 billion for 2020. Net loss for the full year was $28 million in 2021, or $1.67 per diluted share, compared to a net income for 2020 of $77 million or $4.61 per diluted share. On a non-GAAP basis, Clearwater Paper reported adjusted net income for 2021 of $17 million, or $1.03 per diluted share, compared to 2020 adjusted net income of $89 million, or $5.30 per diluted share. Adjusted EBITDA for 2021 was $175 million, compared to 2020 Adjusted EBITDA of $283 million.
Pulp and Paperboard Segment
Net sales in the Pulp and Paperboard segment were $261 million for the fourth quarter of 2021, up 19% compared to fourth quarter 2020 net sales of $220 million. Segment operating income for the fourth quarter of 2021 was $53 million compared to $34 million for the fourth quarter of 2020. Adjusted EBITDA for the segment was $62 million in the fourth quarter of 2021, compared to $43 million in the fourth quarter of 2020. The increase in operating income and Adjusted EBITDA was driven by higher sales prices which were partially offset by inflation.
Net sales in the Pulp and Paperboard segment were $946 million for 2021, an increase of 8% compared to 2020 net sales of

$877 million. Segment operating income for 2021 was $126 million compared to $125 million for 2020. Adjusted EBITDA for the segment was $161 million for 2021, compared to $161 million for 2020. The operating income and Adjusted EBITDA for the year was essentially flat as the higher sales prices were offset by higher maintenance outage costs and inflation.
Pulp and Paperboard Sales Volumes and Prices:
•     Paperboard sales volumes were 211,503 tons in the fourth quarter of 2021, an increase of 3% compared to 206,232 tons in the fourth quarter of 2020. Paperboard sales volumes were 822,206 tons for the year ended 2021 which were relatively flat with 821,138 tons for the year ended 2020.

•     Paperboard average net selling price increased 16% to $1,164 per ton for the fourth quarter of 2021, compared to $1,002 per ton in the fourth quarter of 2020. Paperboard average net selling price increased 8% to $1,088 per ton for the year ended 2021, compared to $1,008 per ton for the year ended 2020.
Consumer Products Segment
Net sales in the Consumer Products segment were $232 million for the fourth quarter of 2021, down 3% compared to the fourth quarter 2020 net sales of $239 million. In the fourth quarter of 2021, retail converted case shipments were 12.4 million cases, a decrease of 8% compared to the 13.5 million cases shipped in the fourth quarter of 2020. Segment operating loss for the fourth quarter of 2021 was $8 million compared to operating income of $28 million in the fourth quarter of 2020. Adjusted EBITDA for the segment was $8 million in the fourth quarter of 2021, down from $45 million in the fourth quarter of 2020. The decrease in operating income and Adjusted EBITDA was driven by lower sales volumes and higher input costs, primarily pulp and transportation.
Net sales in the Consumer Products segment were $835 million for the full year 2021, down 18% compared to 2020 net sales of $1,018 million. For 2021, retail converted case shipments were 46 million cases, a decrease of 21% compared to 58 million cases shipped for 2020. Segment operating income for 2021 was $4 million, compared to operating income of $111 million for 2020. Adjusted EBITDA for the segment was $69 million for 2021, down from $179 million for 2020. The decrease in operating income and Adjusted EBITDA was driven by lower sales volumes and higher input costs, primarily pulp and transportation.
Retail Tissue Sales Volumes and Prices:
•     Retail tissue volumes sold were 79,491 tons in the fourth quarter of 2021, a decrease of 5% compared to 83,347 tons in the fourth quarter of 2020. Retail tissue volumes sold were 287,987 tons for the year ended of 2021, a decrease of 19% compared to 355,862 tons for 2020.

•     Retail tissue average net selling prices increased 3% to $2,831 per ton in the fourth quarter of 2021, compared to $2,745 per ton in the fourth quarter of 2020. Retail tissue average net selling prices increased 1% to $2,771 per ton for 2021, compared to $2,742 per ton for 2020.
COMPANY OUTLOOK
"I am pleased with our achievements in 2021 as we performed well despite unpredictable tissue demand and a significant increase in inflation. For 2022, we are expecting continued strength in our paperboard markets, with tissue demand normalizing. While we are facing significant inflation and other supply chain disruptions, we believe that we are well positioned operationally and financially to continue to execute well into the first quarter and the rest of 2022," concluded Kitch.
WEBCAST INFORMATION
Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/investors/events-and-presentations beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER
Clearwater Paper is a premier supplier of private brand tissue to major retailers, including grocery, club, mass merchants, and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting, and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.

USE OF NON-GAAP MEASURES
In this press release, the company presents certain non-GAAP financial information for the fourth quarter and full year 2021 and 2020, including adjusted net income (loss) and Adjusted EBITDA. Because these amounts are not in accordance with GAAP, reconciliations to net income (loss) as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance. In addition, the company uses Adjusted EBITDA: (i) as factors in evaluating management’s performance when determining incentive compensation, (ii) to evaluate the effectiveness of the company's business strategies, and (iii) because the company's credit agreement and the indentures governing the company's outstanding notes use metrics similar to Adjusted EBITDA to measure the company's compliance with certain covenants.
FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding implementation of announced price increases, inflation, supply chain disruptions, our expectations regarding the paperboard markets and the tissue markets, and operational and financial positions and ability to execute into the first quarter and 2022. These forward-looking statements are based on current expectations, estimates, assumptions, and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: the impacts of the COVID-19 pandemic on our business and operations; competitive pricing pressures for the company’s products, including as a result of increased capacity, as additional manufacturing facilities are operated by the company’s competitors; the loss of, changes in prices in regard to, or reduction in, orders from a significant customer; changes in the cost and availability of wood fiber and wood pulp; changes in transportation costs and disruptions in transportation services; changes in customer product preferences and competitors' product offerings; larger competitors having operational and other advantages; customer acceptance and timing and quantity of purchases of the company’s tissue products, including the existence of sufficient demand for and the quality of tissue produced by the company’s expanded Shelby, North Carolina operations; consolidation and vertical integration of converting operations in the paperboard industry; the company’s ability to successfully implement its operational efficiencies and cost savings strategies, along with related capital projects, and achieve the expected operational or financial results of those projects, including from the continuous digester at the company’s Lewiston, Idaho facility; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunctions and damage to the company’s manufacturing facilities; cyber-security risks; changes in costs for and availability of packaging supplies, chemicals, energy, and maintenance and repairs; labor disruptions; cyclical industry conditions; changes in expenses, required contributions, and potential withdrawal costs associated with the company’s pension plans; environmental liabilities or expenditures; reliance on a limited number of third-party suppliers for raw materials; the company’s ability to attract, motivate, train and retain qualified and key personnel; material weaknesses in the company’s internal control over financial reporting; the company’s substantial indebtedness and ability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; negative changes in the company’s credit agency ratings; changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2021. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations after the date of this press release

Clearwater Paper Corporation
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share data)	2021	2020	2021	2020
Net sales	$489.8	$452.9	$1,772.6	$1,868.6
Costs and expenses:
Cost of sales	429.1	376.1	1,590.0	1,574.4
Selling, general and administrative expenses	30.5	32.6	112.9	122.0
Other operating charges, net	2.6	2.1	57.7	14.0
Total operating costs and expenses	462.2	410.9	1,760.6	1,710.4
Income from operations	27.6	41.9	12.0	158.1
Interest expense, net	(8.9)	(9.5)	(36.4)	(46.5)
Debt retirement costs	(0.5)	(1.1)	(1.0)	(5.9)
Other non-operating expense	(2.6)	(1.9)	(10.4)	(7.6)
Total non-operating expense	(12.0)	(12.4)	(47.7)	(59.9)
Income (loss) before income taxes	15.6	29.5	(35.7)	98.2
Income tax provision (benefit)	6.1	7.0	(7.7)	21.1
Net income (loss)	$9.6	$22.6	$(28.1)	$77.1

Net income (loss) per common share:
Basic	$0.57	$1.36	$(1.67)	$4.65
Diluted	0.56	1.34	(1.67)	4.61
Average shares outstanding (in thousands):
Basic	16,761	16,597	16,767	16,569
Diluted	17,149	16,891	16,767	16,724

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$25.2	$35.9
Receivables, net	167.4	160.6
Inventories	277.7	263.3
Other current assets	16.9	15.2
Total current assets	487.2	474.9
Property, plant and equipment, net	1,081.8	1,191.5
Other assets, net	121.1	134.0
Total Assets	$1,690.1	$1,800.4

Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	$1.6	$1.7
Accounts payable and accrued liabilities	252.5	243.1
Total current liabilities	254.1	244.8
Long-term debt	637.6	716.4
Liability for pension and other postretirement employee benefits	73.6	80.5
Deferred tax liabilities and other long-term obligations	213.1	237.6
Total Liabilities	1,178.3	1,279.3

Common Stock	—	—
Paid in capital	23.6	16.6
Retained earnings	530.7	558.8
Accumulated other comprehensive loss, net of tax	(42.6)	(54.3)
Total Stockholders' Equity	511.7	521.1
Total Liabilities and Stockholders' Equity	$1,690.1	$1,800.4

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2021	2020	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$9.6	$22.6	$(28.1)	$77.1
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	25.4	27.5	105.0	111.0
Equity-based compensation expense	2.2	3.1	9.1	10.5
Deferred taxes	9.7	10.1	(9.7)	33.5
Pension and other postretirement employee benefits	1.9	1.0	7.2	3.8
Amortization of deferred debt costs and debt retirement	0.9	1.5	2.8	8.0
(Gain) loss on sale or impairment associated with divested assets	(1.4)	—	35.7	(1.4)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(5.2)	11.8	(5.3)	6.1
(Increase) decrease in inventory	8.1	(7.0)	(20.2)	18.1
Increase in other current assets	(7.0)	(6.4)	(1.7)	(11.2)
Increase (decrease) in accounts payable and accrued liabilities	(11.9)	2.4	1.9	(12.0)
Other, net	(0.2)	4.3	(0.2)	3.4
Net cash flows provided by operating activities	32.1	70.9	96.4	247.0

Cash Flows from Investing Activities
Additions to property, plant and equipment	(8.5)	(12.2)	(38.4)	(39.6)
Net proceeds from divested assets	13.3	—	13.3	—
Net cash flows provided by (used in) investing activities	4.8	(12.2)	(25.1)	(39.6)

Cash Flows from Financing Activities
Borrowings of short-term debt	—	—	—	108.5
Repayments of short-term debt	—	—	—	(122.0)
Borrowings of long-term debt	—	—	—	275.0
Repayments of long-term debt	(39.7)	(70.4)	(81.0)	(449.4)
Payments for debt issuance costs	—	(0.1)	—	(4.4)
Other, net	0.2	—	(1.1)	(0.7)
Net cash flows used in financing activities	(39.5)	(70.5)	(82.0)	(192.9)

Increase (decrease) in cash, cash equivalents and restricted cash	(2.6)	(11.7)	(10.7)	14.4
Cash, cash equivalents and restricted cash at beginning of period	28.9	48.6	36.9	22.4
Cash, cash equivalents and restricted cash at end of period	$26.2	$36.9	$26.2	$36.9

Clearwater Paper Corporation
Segment Information
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2021	2020	2021	2020
Segment net sales:
Pulp and Paperboard	$261.3	$220.4	$946.0	$877.1
Consumer Products	231.8	238.9	835.0	1,018.5
Eliminations	(3.3)	(6.4)	(8.4)	(27.0)
Total segment net sales	$489.8	$452.9	$1,772.6	$1,868.6

Operating income (loss):
Pulp and Paperboard	$53.1	$33.7	$125.7	124.5
Consumer Products	(7.5)	$27.6	4.0	110.6
Corporate and eliminations	(15.3)	(17.3)	(60.1)	(63.0)
Other operating charges, net [1]	$(2.6)	(2.1)	(57.7)	(14.0)
Income from operations	$27.6	$41.9	$12.0	$158.1
1    Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 9 within Clearwater Paper's Form 10-K filed with the SEC for the year ended December 31, 2021 for the detailed breakout of the annual amount.

Note: Certain amounts have been reclassified from the prior year presentation to reflect the realignment of Clearwater Paper’s baled pulp sales to record inter-segment sales at market price and the realignment of outside pulp sales to the producing segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions)	2021	2020	2021	2020
Net income (loss)	$9.6	$22.6	$(28.1)	$77.1
Add back:
Income tax provision (benefit)	6.1	7.0	(7.7)	21.1
Interest expense, net	8.9	9.5	36.4	46.5
Depreciation and amortization expense	25.4	27.5	105.0	111.0
Other operating charges, net[1]	2.6	2.1	57.7	14.0
Other non-operating expense	2.6	1.9	10.4	7.6
Debt retirement costs	0.5	1.1	1.0	5.9
Adjusted EBITDA	$55.6	$71.6	$174.6	$283.2

Pulp and Paperboard segment income	53.1	$33.7	$125.7	$124.5
Depreciation and amortization expense	8.8	9.0	35.7	36.7
Adjusted EBITDA Pulp and Paperboard segment	$61.9	$42.8	$161.4	$161.3

Consumer Products segment income (loss)	$(7.5)	$27.6	$4.0	$110.6
Depreciation and amortization expense	15.5	17.1	64.9	68.5
Adjusted EBITDA Consumer Products segment	$8.0	$44.7	$69.0	$179.1

Corporate and other expenses	$(15.3)	$(17.3)	$(60.1)	$(63.0)
Depreciation and amortization expense	1.1	1.4	4.4	5.8
Corporate Adjusted EBITDA	$(14.3)	$(16.0)	$(55.7)	$(57.2)

Pulp and Paperboard segment	$61.9	$42.8	$161.4	$161.3
Consumer Products segment	8.0	44.7	69.0	179.1
Corporate and other	(14.3)	(16.0)	(55.7)	(57.2)
Adjusted EBITDA	$55.6	$71.6	$174.6	$283.2

1    Other operating charges, net consist of amounts unrelated to ongoing core operating activities. Please refer to Note 9 within Clearwater Paper's Form 10-K filed with the SEC for the year ended December 31, 2021 for the detailed breakout of the annual amount.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share data)	2021	2020	2021	2020
Net income (loss)	$9.6	$22.6	$(28.1)	$77.1
Add back:
Income tax provision (benefit)	6.1	7.0	(7.7)	21.1
Income (loss) before income taxes	15.6	29.5	(35.7)	98.2

Add back:
Debt retirement costs	0.5	1.1	1.0	5.9
Other operating charges, net	2.6	2.1	57.7	14.0
Adjusted income before tax	18.7	32.7	22.9	118.1
Normalized income provision (benefit)	4.7	8.2	5.7	29.5
Adjusted net income	$14.1	$24.6	$17.2	$88.6

Weighted average diluted shares (in thousands)	17,149	16,891	16,767	16,724

Adjusted income per share, diluted	$0.82	$1.45	$1.03	$5.30

Calculation of net debt:	December 31, 2021	September 30, 2021	December 31, 2020
Current portion of long-term debt	$1.6	$1.6	$1.7
Long-term debt	637.6	676.5	716.4
Add back:
Unamortized deferred debt costs	4.8	5.6	6.9
Less:
Financing leases	19.1	19.5	20.8
Cash and cash equivalents	25.2	27.8	35.9
Net debt	$599.8	$636.4	$668.3

Clearwater Paper Corporation

Investors contact:
Sloan Bohlen
Solebury Trout
509.344.5906

News media:
Shannon Myers
509.344.5967

investorinfo@clearwaterpaper.com